Exhibit 5

LAW DEPARTMENT

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

350 CHURCH STREET

HARTFORD, CT 06301

SCOTT C. DUROCHER

ASSISTANT VICE PRESIDENT

AND SENIOR COUNSEL

Phone: 860-466-1222

Scott.Durocher@LFG.com

May 14, 2018

VIA EDGAR

The Lincoln National Life Insurance Company

1300 S. Clinton Street

Fort Wayne, IN 46802

Re:                             Opinion of Counsel

Registration Statement on Form S-3

Lincoln Level AdvantageSM B-Share

Lincoln Level AdvantageSM B-Class

Lincoln Level AdvantageSM Advisory

(File No. 333-222785)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below. In my opinion:

1.       The Lincoln National Life Insurance Company (the “Company”) is duly organized and existing under the laws of the State of Indiana, and has been duly authorized to do business and to issue annuity contracts by the State of Indiana and the Indiana Department of Insurance.

2.       The contracts covered by the above registration statement, and all post-effective amendments relating thereto, when delivered and when the first purchase payment made by an owner all in accordance with the prospectus included in the registration statement and in compliance with the applicable local law, will be a legal and binding obligation of the Company in accordance with its terms. Owners of contracts, as such, will not be subject to any deductions and charges by the Company other than those described in the contract and as referred to in the applicable prospectus.

I consent to the filing of this Opinion as an exhibit to the registration statement on Form S-3.

Sincerely,

Scott C. Durocher